UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)
September 19, 2003

MECHANICAL TECHNOLOGY INCORPORATED
(Exact name of registrant as specified in its chapter)

NEW YORK	0-6890	14-1462255
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

431 NEW KARNER ROAD, ALBANY, NEW YORK 12205 (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (518) 533-2200

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Item 5. Other Events and Regulation FD Disclosure.

On September 19, 2003, MTI MicroFuel Cells Inc. ("MTI Micro"), a subsidiary of Mechanical Technology Incorporated ("MechTech"), entered into a strategic alliance agreement with The Gillette Company ("Gillette") whereby MTI Micro, Gillette and Gillette's Duracell business unit will develop and commercialize complementary micro fuel cell products to power future mass market, high volume, portable consumer devices.

The agreement provides for a multi-year exclusive partnership for the design, development and commercialization of a low power direct methanol micro fuel cell power system and a compatible fuel refill system. As part of the strategic alliance, both MTI Micro and Gillette will share and license from each other certain intellectual property assets, and both have the ability to earn royalties. In addition, Gillette has made an initial $1 million investment in MTI Micro common stock, with the potential of an additional investment of $4 million subject to agreed milestones. MechTech has agreed to ensure funding to MTI Micro during the first two years of the agreement.

The agreement fulfills MTI Micro's 2003 business milestone of forming a strategic partnership for the development of a fuel refill system and supports the company's multi-generation product plan aimed at providing micro fuel cell products for the mass market in consumer electronics.

This description of the agreement and the related transactions contemplated thereby is not intended to be complete and is qualified in its entirety by the terms and conditions of the agreement itself, which MechTech intends to file as an exhibit to its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003.